Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as “Agreement”) is entered into by and between RJF LABS, INC., a Florida corporation (hereinafter referred to as the “Company”) and MICHAEL ABRAMS (hereinafter referred to as “Executive”).

1. Term of Employment.  The initial term of this Agreement shall be for five (5) years, beginning on October 1, 2014 (the “Effective Date”) and ending on September 30, 2019.  Upon expiration of the initial term, this Agreement shall automatically renew for successive terms of one (1) year, unless, without limiting the application of Sections 5, 6 and 7 of this Agreement, either party, at least sixty (60) days prior to such renewal, gives the other party written notice of intent not to renew.

2. Duties and Responsibilities.  The Company hereby employs Executive as Chief Operating Officer with such powers and duties in that capacity as may be established from time to time by the Board of Directors of the Company in its discretion. Executive will devote his entire time, attention and energies to the business of the Company and its affiliates, including a proposed majority-owned subsidiary of the Company that will perform consulting services. During his employment, Executive will not engage in any other business activities, regardless of whether such activity is pursued for profits, gains, or other pecuniary advantage. Executive shall use his best efforts and skill to best promote the business and the interests of the Company.  Executive shall at all times use his best efforts to preserve and maintain the business relationships between the Company and its executives, employees, clients, suppliers and vendors.

3. Compensation.

(a)           Base Salary.  During the term of this Agreement, the Company will pay a base salary of One Hundred Fifty Thousand Dollars ($150,000.00) per annum to Executive, payable in installments according to the Company’s normal payroll practices and less legal and applicable withholdings.

(b)           Salary Increases.  The Company may, in its sole discretion, increase Executive’s salary from time to time, depending on criteria such as Executive’s performance and the financial performance of the Company.

(c)           Bonus.  In addition to Executive’s base compensation hereunder, Executive shall be entitled to receive, on an annual basis, a performance-based bonus equal to two percent (2%) of the Company’s annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) up to a maximum annual cash compensation of $1 million including base salary.  The bonus shall be payable sixty (60) days following the end of each calendar year during the term of this Agreement.  As an express condition of Executive’s receipt of the bonus, Executive must be employed with the Company on the last day of the applicable calendar year.  Executive shall not be entitled to any partial or pro-rated bonus if Executive is not employed at the end of any calendar year during the term of this Agreement.

(d)           Vacation.  Executive shall be entitled to two weeks’ vacation per year during each of the first two years following the Effective Date, three weeks’ vacation during the third year following the Effective Date, and four weeks’ vacation per year during each year thereafter during the term of this Agreement.

(e)           Holidays, Sick Days and Personal Days.  Executive shall be entitled to paid holidays and sick days in accordance with the Company’s policies applicable to all employees.

(f)           Salary Continuation.  If Executive is unable to work due to a physical or mental illness (of a nature that meets the definition of “total disability” for purposes of any Company disability insurance), the Company shall continue Executive’s base salary for up to 90 days after Executive first becomes disabled.  This provision shall only apply once during the term of this Agreement.

(g)           Health, Life and Disability Insurance and Profit Sharing Plans.  Executive shall be entitled to participate in Company group health, life, disability, stock option, retirement, or 401(k) plans or programs, if and when such plans or programs are offered by the Company, subject to the Executive having met any eligibility requirements for participation therein.

(h)           Stock Options.  (i) The Company shall grant to Executive, effective on the first day of each of the Company's fiscal years throughout the term of this Agreement, an option to purchase a number shares of the Company’s common stock equal to 2% of the Company’s annual EBITDA for the prior year (or portion thereof within the term of this Agreement), up to $42.5 million in annual EBITDA, and 4% of the Company’s annual EBITDA in excess of $42.5 million, which option shall be exercisable at a price per share equal to the fair market value of one share of the common stock on the effective date of the grant (i.e., the first day of each fiscal year of the Company).  The term of each option shall be five years.  For example, if annual EBITDA was $1 million for the fiscal year, and the fair market value of the options on the first day of the Company's fiscal year was $0.10, the executive would receive options to purchase 200,000 shares (.02 x $1 million, divided by $0.10).  The options shall be fully vested on the date of grant and shall include a cashless exercise provision.  "Fair market value" of the Company's common stock shall be computed as follows:  if the common stock is traded on the OTCBB or the pinks, the fair market value shall be the average bid price for the 40 trading days prior to the effective date of grant; if the common stock is traded on an exchange, including but not limited to Nasdaq or Amex, fair market value shall be the closing price on the day prior to the effective date of grant; if the common stock is not traded on any exchange or quotation system, the fair market value shall be determined by the board of directors of the Company using its reasonable judgment.

(ii)  The options shall be extinguished, to the extent not exercised, if Executive is no longer employed by the Company for any reason.  If there is a change in the control of more than 50% of the Company’s outstanding common stock, any portion of the option that is unvested shall immediately vest upon such change of control. Each option shall be evidenced by an option agreement that contains these terms and other provisions generally applicable to the Company’s stock option agreements.

(i)           Restricted Stock Signing Bonus. The Company shall grant to Executive, on the Effective Date, 250,000 shares of restricted common stock in the Company. The shares shall become fully vested, and the restrictions removed, one year after the Effective Date assuming the Executive remains employed by the Company on such date.  The grant of such restricted shares shall be evidenced by a restricted stock grant agreement that contains these terms and other provisions generally applicable to the Company's restricted stock, including the restrictions that Executive may not sell, transfer, pledge or assign such restricted shares, may not vote such restricted shares, and will not have the right to receive any dividends on the restricted shares until such restrictions are removed.

(j)           Automobile.  During the term of Executive’s employment, the Company shall provide Executive with Seven Hundred Fifty Dollars ($750) per month as an automobile allowance.  This allowance shall be used to lease or purchase an automobile, as well as pay for all repairs, insurance and fuel for such automobile.

(k)           Expense Reimbursement.  The Company shall reimburse Executive for his expenses incurred in providing services to the Company, including expenses for travel, entertainment and similar items, in accordance with the Company’s reimbursement policies as determined from time to time by the Board of the Company.

4. Performance Review.  The Company shall provide Executive with an interim review and evaluation of his performance on each anniversary of this Agreement.  It is contemplated that this review will normally occur in October of each year, but said review may be postponed or delayed in appropriate circumstances.  Executive shall be responsible for taking action to initiate the performance review.

5. Death or Disability.

(a)           In the event of Executive’s death, this Agreement and the Employment’s salary and compensation shall automatically end.

(b)           Subject to Section 3(f), if Executive becomes unable to perform his employment duties on a full-time basis the during the term of this Agreement, his compensation under this Agreement shall automatically be suspended after any accrued paid time off has been exhausted and shall continue to be suspended until such time as Executive becomes able to resume his job duties for the Company.  In the event that Executive becomes unable to perform his employment duties for a cumulative period of six months within any span of twelve months during the term of this Agreement, this Agreement and Executive’s employment will be automatically terminated.

6. Termination by Company For Cause.  The Company may terminate this Agreement, and Executive’s employment, “for cause” at any time.  As used herein, “for cause” shall mean any one of the following:

A.	The willful breach or habitual neglect by Executive of his job duties and responsibilities after notice by the Company; or

B.	Conviction of any felony that should cause Executive to be unfit for continued employment by the Company or prevent Executive from performing his duties hereunder; or

C.
Commission of an act of “dishonesty,” which act directly or indirectly involves the Company (an act of Executive shall not be deemed to be “dishonest” if Executive took such action in Executive’s good faith belief that it was honest and in the best interest of the Company); or

D.	Any act or omission deemed as grounds for termination of employees as set forth in the Company’s personnel policies in existence at the time; or

E.	A material breach of this Agreement, after notice and an opportunity to cure.

In the event the Company terminates Executive’s employment for cause, Executive’s salary and any additional cash or equity compensation that would otherwise be payable for that calendar year and prior years and subsequent years shall automatically terminate and be forfeited.

7. Effect on Stock Options in Event of Termination.  Upon termination of this Agreement by the Company for cause, any stock options granted, or to be granted, pursuant to Section 3(h) hereof that have not been earned or vested as of the date of termination shall be cancelled.  Upon termination of this Agreement by the Company without cause, any stock options granted pursuant to Section 3(h) hereof that have been earned, if applicable, but are not vested shall vest immediately upon the date of termination.

8. Cooperation.  Upon the termination of this Agreement for any reason, Executive agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities, which Executive performed for the Company.  Further, after termination of this Agreement, Executive will upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation to which the Company is or may become party.

9. Confidentiality, Non-Compete and Property Rights.  As a material inducement to the Company to enter into this Agreement, Executive has executed and delivered, or will execute and deliver, effective as of the Effective Date, a Confidentiality, Non-Compete and Property Rights Agreement (“Non-Compete Agreement”) in substantially the form attached hereto as Exhibit A. Upon the Effective Date, Executive shall have resigned as an officer, director, and/or employee from any and all businesses with which he is or has been affiliated, including Bolder Ventures, LTD, Ancient Alternatives, LLC, Ocean Ranch Resort, LLC, JCI, LLC, Green Hill Investments, LLC, CannAdvantage, Inc., SilverFox, LLC, Seed to Sale, LLC, Green Life Solutions, LLC, GDP Distributions, LLC, Ideal Extraction Solutions, LLC and Seed to Staff, LLC.

10. Resolution of Disputes by Arbitration.  Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, will be resolved by arbitration in Miami, Florida in accordance with the rules then existing of the American Arbitration Association.  Judgment upon the award rendered may be entered in any court possessing jurisdiction over arbitration awards.  This Section shall not limit or restrict the Company’s right to obtain injunctive relief for violations of the Non-Compete Agreement.  The prevailing party shall be entitled to payment for all costs and reasonable attorneys’ fees (both trial and appellate) incurred by the prevailing party in regard to the proceedings.

11. Adequate Consideration.  Executive expressly agrees that the Company has provided adequate, reasonable consideration for the obligations imposed upon him in this Agreement.

12. Effect of Prior Agreements.  This Agreement supersedes any prior agreement or understanding between the Company and Executive.

13. Limited Effect of Waiver by Company.  If the Company waives a breach of any provision of this Agreement by Executive, that waiver will not operate or be construed as a waiver of later breaches by Executive.

14. Notices. All notices and other communications that are required or may be given under this Agreement shall be in writing and shall be delivered personally, by overnight courier or by certified mail, with postage prepaid and with a return receipt requested, addressed to the party concerned at the following addresses:

If to the Company:                                               RJF Labs, Inc.
11767 S. Dixie Hwy.
Suite 115
Miami, Florida 33156
Attn: Jeffrey Binder

With a copy to:                                                     Broad and Cassel
1 North Clematis Street
Suite 500
West Palm Beach, Florida  33401
Attn:  Kathleen L. Deutsch, P.A.

If to Executive:                                                      Michael Abrams
7442 Mt. Sherman Road
Longmont, CO  80503

15. Severability.  If any provision of this Agreement is held invalid for any reason, such invalid provision shall be reformed, to the extent possible, to best reflect the intention of the parties, and the other provisions of this Agreement will remain in effect, insofar as they are consistent with law.

16. Assumption of Agreement by Company’s Successors and Assigns.  At the Company’s sole option, the Company’s rights and obligations under this Agreement will inure to the benefit and be binding upon the Company’s successors and assigns.  Executive may not assign his rights and obligations under this Agreement.

17. Applicable Law.  Executive and the Company agree that this Agreement shall be subject to, and enforceable under, the laws of the State of Florida, without giving effect to Florida’s choice of law provisions.

18. Entire Agreement; Oral Modifications Not Binding.  This instrument is the entire Agreement between the Company and Executive with respect to the subject matter hereof.  Executive agrees that no other promises or commitments have been made to Executive.  This Agreement may be altered by the parties only by a written Agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement on October 1st, 2014.

RJF LABS, INC.	EXECUTIVE

By: /s/ Jeffrey Binder	/s/ Michael Abrams
Jeffrey Binder, President	Michael Abrams

EXHIBIT A

CONFIDENTIALITY, NON-COMPETE
AND PROPERTY RIGHTS AGREEMENT

THIS CONFIDENTIALITY, NON-COMPETE AND PROPERTY RIGHTS AGREEMENT (this “Agreement”) is made and entered into this 1st day of October, 2014, between RJF LABS, INC., a Nevada corporation ("RJF”), having its principal place of business at 11767 S. Dixie Hwy., Suite 115, Miami, Florida, 33156, and Michael Abrams (hereinafter referred to as “Executive”), having an address at 7442 Mt. Sherman Road, Longmont, CO  80503.

1.0           RECITALS.

1.1           RJF, directly and through its future subsidiaries (including majority owned subsidiaries) (collectively, the "Company") is preparing to engage, directly and indirectly, in the process of extracting cannabinoids from cannabis for sale by the Company and on behalf of third parties for sale by such third parties and other related businesses, including consulting businesses, related to the cannabis industry (the “Business”).

1.2           Executive has agreed to enter into this Agreement with the Company as a material inducement to the Company to enter into that certain Employment Agreement between the Company and Executive effective October 1, 2014.

2.0           NON-COMPETITION.

2.1           So long as Executive is employed by the Company and for a period of two (2) years thereafter, Executive shall not, without the prior written consent of the Company, except as an officer, director, employee or agent of the Company and for the benefit or on behalf of the Company, directly or indirectly, as an officer, director, employee, agent, partner, shareholder, consultant, independent contractor or otherwise, for Executive’s own benefit, or on behalf or for the benefit of any person, partnership, trust, corporation or other entity, other than the Company, for any reason whatsoever, (i) engage anywhere in the United States (the “Restricted Territory”) in the Business or any other business offering products or services which are substantially similar to or competitive with those offered by the Company or any parent, subsidiary or affiliate of the Company or which are substantially similar to or competitive with any product or service that any of the aforementioned proposes to offer (except as set forth in the last sentence of this paragraph); (ii) invent, design, engineer, develop, manufacture, enhance or take any other action to conceive, make, produce or improve any good, product, process or service which is substantially similar to or competitive with those used or offered by the Company or any parent, subsidiary or affiliate of the Company or which are substantially similar to or competitive with any product or service that any of the aforementioned proposes to use or offer; (iii) interfere with or disrupt, or attempt to interfere with or disrupt, or take any action that could reasonably be expected to interfere with or disrupt, any past, present or prospective relationship, contractual or otherwise, between the Company or any parent, subsidiary or affiliate of the Company, and any customer, client, supplier, vendor, contractor, subcontractor, advertiser, sales representative, or employee of the Company or any parent, subsidiary or affiliate of the Company; (iv) directly or indirectly employ, solicit for employment or attempt to employ or solicit for employment, or assist any other person or entity in employing, soliciting for employment or attempting to employ or solicit for employment, either on a full-time or part-time or consulting basis, any current or former employee, consultant or executive of the Company so long as Executive  is an employee of the Company and for a period of one (1) year  thereafter; or (v) communicate from anywhere within or outside the Restricted Territory with or solicit any person or entity located in the Restricted Territory who is an existing or prospective customer of the Company, or any parent, subsidiary or affiliate of the Company for the purpose of providing any product or service to such customer which is substantially similar to or competitive with any product or service which the Company, or any parent, subsidiary or affiliate of the Company, then provides or proposes to provide to such customer. Notwithstanding the restriction in Section 2.1(i), the Executive shall be permitted to do consulting work six (6) months after Executive is no longer employed by the Company.

2.2           Notwithstanding the provisions of Section 2.1 hereof, Executive may hold an ownership interest in certain entities set forth on Exhibit A hereto (the “Permitted Entities”), despite the potential that these entities may offer products or services which are substantially similar to or competitive with those offered by the Company or a parent, subsidiary or affiliate of the Company or which may be substantially similar to or competitive with a product or service that the Company or a parent, subsidiary or affiliate of the Company proposes to offer. Executive’s involvement with the Permitted Entities is strictly limited to maintaining an ownership interest therein and Executive is prohibited from engaging in any activity relating to the management, operation or business of the Permitted Entities including, but not limited to, serving as an officer, director or employee thereof.

2.3           Executive recognizes that the laws and public policies of Florida and their interpretation may be uncertain as to the validity and enforceability of certain of the provisions contained in Section 2.1 hereof.  Executive intends that the provisions of Section 2.1 hereof and this Agreement shall be enforced to the fullest extent permissible, and that the unenforceability (or the modification to conform to such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of Section 2.1 hereof or this Agreement.  Accordingly, if any provision of Section 2.1 hereof is invalid or unenforceable, either in whole or in part, this Agreement shall be deemed to delete or modify, as necessary, the offending provision and to alter the balance of Section 2.1 hereof and the Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.  In the event that the provisions of Section 2.1 hereof are found to exceed the maximum area, period of time or scope which a court of competent jurisdiction can or will enforce, said area, period of time and scope shall, for purposes of this Agreement, consist of the maximum area or period of time or scope which a court of competent jurisdiction can and will enforce.

3.0           CONFIDENTIALITY.

3.1           Executive understands and agrees that the term Confidential Information as used in this Agreement shall mean: (i) all of the Company’s technologies, inventions, discoveries, developments, modifications, improvements, procedures, processes, ideas, innovations, systems, know-how, literary property, and products, and all information concerning or relating thereto, including all of the foregoing contributed by Executive pursuant to this Agreement or otherwise, if any, together with any and all rights in or to the foregoing, including, but not limited to, copyrights, patents, trademarks, and trade secrets; (ii) all of the Company’s research and development projects, processes, procedures and other activities, including, without limitation, all technologies, products, and projects in planning or under development including Company Work Product, hereinafter defined, produced by Executive, and all know-how and other information relating thereto; (iii) all of the Company’s formal and informal market information, market analysis and market evaluation, including existing and prospective market segments, market share, and marketing plans, (iv) the identity of the Company’s existing customers and all information concerning their current and future requirements, (v) all information supplied by or concerning the Company’s customers, or any business in which any of the Company’s customers are engaged or contemplate becoming engaged, (vi) the identity of prospective customers of the Company, and the Company’s estimates and projections of prospective customer’s current and future requirements, (vii) the Company’s business plans, policies and practices, including, pricing strategies, policies and practices, (viii) the Company’s production strategies, formulas, procedures, policies and practices, (ix) the identity of the Company’s advertisers, vendors, suppliers, contractors, and subcontractors, (x) all confidential information belonging to the Company or any parent, subsidiary or affiliate of the Company, and (xi) all other information disclosed to Executive or known to Executive, through or as a consequence of any position Executive may hold with the Company, as a result of owning Company stock, or otherwise, concerning the Company’s business or any aspect thereof which is not generally known by the public.

3.2           Executive agrees that Executive shall not, without the Company’s prior written consent, use, release or disclose any Confidential Information, in whole or in part, in any manner whatsoever, except as required in the performance of the duties of any position Executive may hold or engagement Executive may have with the Company, and except in connection with any suit or proceeding concerning the interpretation or enforcement of this Agreement.

3.3           Executive agrees that Executive will not remove, reproduce, or otherwise endeavor to retain any record of any Confidential Information and shall return all Confidential Information to the Company in Executive’s possession at the time any position Executive may hold or engagement Executive may have with the Company terminates and any time upon written demand by the Company.  Executive acknowledges that this obligation to return Confidential Information does not constitute permission or consent to remove, reproduce, or otherwise endeavor to create or retain any record of any Confidential Information at any time except as expressly otherwise authorized by the Company.

4.0           PROPERTY RIGHTS.

4.1           Executive understands that the term Company Work Product as used in this Agreement shall mean all inventions, discoveries, developments, modifications, improvements, procedures, processes, ideas, innovations, systems, know-how, literary property, products and other work product. Executive agrees that all Company Work Product made or conceived by Executive, alone or jointly with others, and all improvements and enhancements thereto, so long as Executive is employed by the Company, which relates in any manner to the Business or any business, technology, product or project of the Company or any parent, subsidiary or affiliate of the Company is then engaged or in which any of the aforementioned then contemplate becoming engaged, and any and all rights in or to such Company Work Product, including, but not limited to, copyrights, patents, trademarks, and trade secrets shall belong to the Company.

4.2           Executive hereby assigns all Company Work Product to the Company, and hereby acknowledges the receipt and sufficiency of good and valuable consideration for such assignment. Executive agrees that to the extent that any Company Work Product is copyrightable, the Company may affix such notices and take such other steps as the Company deems appropriate, at the Company’s expense, to secure and perfect copyright protection in such Company Work Product.  Executive further agrees to the extent any Company Work Product is patentable, the Company may take such steps as the Company deems appropriate, at the Company’s expense, to file and prosecute any patent application in Executive’s name or in the name of the Company in the United States or elsewhere, and Executive shall, upon request, further assign all such applications and/or patents resulting therefrom to the Company.

4.3           Executive specifically agrees that Company Work Product shall include all inventions, discoveries, developments, modifications, improvements, procedures, processes, ideas, innovations, systems, know-how, literary property, products and other work product conceived or made by Executive, alone or jointly with others:  (i) during my working hours while employed or otherwise engaged by the Company; or (ii) during or after working hours, if made or conceived with the use of the premises, equipment, supplies or Confidential Information of the Company or any parent, subsidiary or affiliate of the Company, even if Executive disputes that such Company Work Product relates to the Business or any business, technology, product or project of the Company or any parent, subsidiary or affiliate of the Company.

4.4           Executive agrees that all of Executive’s papers, memoranda, workbooks, notes, other documents, electronic data files and records relating to Company Work Product are the sole and exclusive property of the Company and Executive shall deliver the same to the Company upon expiration or any termination of any position Executive may hold or engagement Executive may have with the Company and any time upon written demand by the Company.

5.0           CERTAIN ACKNOWLEDGMENTS.

5.1           Executive acknowledges that by virtue of Executive’s employment with Company, Executive will participate in the development of or receive, or otherwise have access to, the Company’s strategic information and plans, including without limitation (i) the Company’s formal and informal market information, market analysis, and market evaluation, including existing and prospective market segments, market share, and marketing plans, (ii) the identity of the Company’s existing customers and their current and future requirements, (iii) the identity of prospective customers of the Company, and the Company’s estimates and projections of their current and future requirements, (iv) the Company’s business plans, policies and practices, including, pricing strategies, policies and practices, (v) product information, analysis and development, (vi) all of the Company’s research and development projects, processes, procedures and other activities, including, without limitation, all technologies, products, and projects in planning or under development and all know-how and other information relating thereto.  Executive acknowledges that this information will account, in large part, for the Company’s goodwill and competitive ability, and that the Company has a valid and legitimate interest in protecting this information by constraining Executive’s current other and subsequent employment and business activities as provided in Section 2.0 hereof and by restraining Executive’s use of Confidential Information as provided in Section 3.0 hereof.

5.2           Executive acknowledges and agrees that the limitations concerning time, nature and geographic scope imposed by this Agreement upon Executive’s current other and subsequent employment and business activities are reasonable and fair, and will not prevent Executive from earning, or materially impair Executive’s ability to earn, a livelihood.  Executive further acknowledges that any violation of any term or provision of this Agreement will have a substantial detrimental effect on the Company and its ability to meet its obligations.  Executive has carefully considered the nature and extent of the restrictions placed upon Executive and the rights and remedies conferred upon the Company under the provisions of this Agreement and believes that the same are reasonable in time, scope and territory.

5.3           Executive acknowledges that any violation by Executive of any of the covenants or agreements contained in Sections 2.0 or 3.0 hereof would cause irreparable injury to the Company for which money damages may not be wholly adequate.  Executive agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of these Sections in addition to any other rights or remedies available at law or in equity.

5.4           Executive acknowledges that the Company’s legal counsel prepared this Agreement, and that:

(a)           a conflict exists between the Company’s interests and Executive's interests in connection with this Agreement;

(b)           the Company’s counsel has only represented the interests of the Company in the preparation of this Agreement and Executive has been advised to seek the advice of independent counsel; and

(c)           Executive has had an adequate opportunity to seek the advice of independent counsel.

5.5           Executive agrees that the obligations of this Agreement shall survive the expiration and any termination of any position Executive may hold or any engagement Executive may have with the Company, even if such termination is occasioned by the Company’s breach of any existing or future consulting, employment or other contract or agreement between Executive and the Company or the Company’s wrongful termination of any such engagement or employment with the Company.

5.6           Executive agrees that for purposes of this Agreement, affiliates of the Company shall mean any person or entity that directly or indirectly controls the Company and any entity directly or indirectly under common control with the Company.

6.0           DISCLOSURE OF AGREEMENT. Executive agrees that the Company may make known to others the existence of and/or the provisions of all or any part of this Agreement.

7.0           RIGHT TO ENGAGEMENT OR EMPLOYMENT.  Executive acknowledges that this Agreement does not confer upon Executive any right to engagement or employment with the Company and that this Agreement shall not interfere in any way with the right of the Company to terminate Executive’s employment or engagement with the Company at any time.

8.0           AUTHORITY.  Executive acknowledges and agrees that this Agreement confers no authority for Executive to act for or in the name or on behalf of the Company, or to otherwise bind the Company without the express prior written consent of the Company.

9.0           ASSIGNMENT AND THIRD PARTY BENEFICIARIES.  Executive agrees that this Agreement, including, without limitation, the provisions of Sections 2.0 and 3.0 hereof, may be assigned, without advance notice to Executive and/or without Executive’s consent, by the Company in whole or in part to any purchaser or other transferee of the business by merger, reorganization or otherwise, or by purchase and sale of all or substantially all of the assets of the Company or to any parent, subsidiary or affiliate of the Company. This Agreement, including, without limitation, the provisions of Sections 2.0 and 3.0 hereof, shall be binding upon and inure to the benefit of the Company and Executive, the parties’ respective heirs, personal representatives, successors and permitted assigns. Each parent, subsidiary and affiliate of the Company is an intended third party beneficiary of Sections 2.0 and 3.0 hereof and shall have the right to enforce these provisions in its own name or in the name of the Company.

10.0           MISCELLANEOUS.

10.1           Governing Law.  Executive agrees that this Agreement shall be construed and interpreted, and all the rights of Executive and the Company determined and enforced in accordance with Florida law without regard to choice of law provisions.  Executive hereby submits to the jurisdiction of Florida courts and the federal courts located in Florida.  Executive agrees that proper venue for any suit concerning this Agreement shall be Miami-Dade County, Florida if in state court and the Southern District of Florida if in federal court.  Executive waives all defenses to any suit filed in Florida courts in Miami-Dade County, Florida or federal court in the Southern District of Florida, based upon improper venue or forum of nonconveniens. Executive waives trial by jury in any action brought to enforce or interpret this Agreement.

10.2           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement and the Agreement shall be construed and enforced in all respects as if the invalid or unenforceable provision is reformed in the same manner as provided for Section 2.1 in Section 2.3 hereof.

10.3           Notice.  Any notice required or permitted by this Agreement may be hand delivered or sent by overnight courier or United States Mail, return receipt requested, to Executive or the Company at the address for such party set forth in the introductory provision of this Agreement.

10.4           Amendments.  This Agreement may only be amended, modified or changed by written agreement executed by the Company and Executive.

10.5           Capitalized Terms and Headings.  The parties agree that each capitalized term used in this Agreement shall have the meaning ascribed to it at the point where it is first defined, irrespective of where it is used, with the same effect as if the definition of such term is set forth in full and at length in each instance that the term is used.  The parties agree that all captions and headings contained in this Agreement are provided for convenience only and shall not be considered in construing, interpreting or enforcing this Agreement.

10.6           Non-Waiver.  The Company’s failure to enforce strict performance of any covenant, term, condition, promise, agreement or undertaking set forth in this Agreement shall not be construed as a waiver or relinquishment of any other covenant, term, condition, promise, agreement or undertaking set forth herein, or a waiver or relinquishment of the same covenant, term, condition, promise, agreement or undertaking at any time in the future.

10.7           Litigation.  In the event suit is filed to construe or enforce this Agreement, the prevailing party in such suit shall be entitled to an award of all costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees and costs through trial, appeal and post judgment proceedings.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on the date first above written.

RJF LABS, INC., a Nevada corporation

By: /s/ Jeffrey Binder
Jeffrey Binder, President

EXECUTIVE

By: /s/ Michael Abrams
Michael Abrams

EXHIBIT A

Companies/Entities in which Michael Abrams has ownership:

•	Bolder Ventures, LTD

•	Ancient Alternatives, LLC

•	Ocean Ranch Resort, LLC

•	JCI, LLC

•	Green Hill Investments, LLC

•	CannAdvantage, Inc.

•	SilverFox, LLC

•	Seed to Sale, LLC

•	Green Life Solutions, LLC

•	GDP Distributions, LLC

•	Ideal Extraction Solutions, LLC

•	Seed to Staff, LLC